Exhibit 99.1

HEXCEL CORPORATION

2016 EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated effective May 8, 2025)

1. Purpose. The Plan is intended to provide Employees of the Company and each Designated Subsidiary, with the opportunity to apply a portion of their compensation to the purchase of Common Stock of the Company in accordance with the terms of the Plan, to promote and increase the ownership of Common Stock by such Employees and to better align the interests of the Employees and the Company’s stockholders and to thereby increase overall stockholder value. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The Plan was originally adopted on May 5, 2016 and was amended and restated effective as of January 1, 2019 and as of February 3, 2021. The Plan is hereby amended and restated, as set forth herein, as of February 5, 2025, subject to and effective upon approval by the stockholders of the Company at the 2025 Annual Meeting of Stockholders.

The Company intends that the rights to purchase Common Stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code (the “Section 423(b) Component”), although the Company makes no undertaking or representation to maintain such qualification. The provisions of the Section 423(b) Component shall be construed, administered and enforced in accordance with Section 423(b) of the Code. In addition, the Company may grant rights to purchase stock under the Plan that are not intended to meet the requirements of Section 423(b) of the Code, pursuant to rules, procedures or sub-plans adopted by the Company and designed to achieve tax, securities law or other objectives in one or more foreign jurisdictions (the “Non-423(b) Component”), provided that Employees who reside in the United States and are employed by the Company or a Subsidiary located in the United States will not be granted rights to purchase stock under the Non-423(b) Component. The Non-423(b) Component shall be administered as one or more separate sub-plans, distinct and apart from the Section 423(b) Component. However, except as otherwise provided herein, the Non-423(b) Component will be subject to the same terms, provisions and restrictions as in effect for the Section 423(b) Component.

2. Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board or its authorized delegate.

(d) “Common Stock” means the Common Stock, $0.01 par value, of the Company.

(e) “Company” means Hexcel Corporation, a Delaware corporation.

(f) “Compensation” means the base salary, straight time gross earnings, overtime, shift premium, including an Employee’s portion of any elective deferral contributed on the Employee’s behalf to a plan described in Section 401(k) of the Code, any amount excludable pursuant to Section 125 or 132(f) of the Code and any compensation deferral made under the Hexcel Nonqualified Deferred Compensation Plan (but excluding cash bonuses and commissions paid to an Employee, and income realized under equity awards). However, the Committee, in its sole discretion, may make one or more modifications to such definition with respect to Employees of a non-U.S. Designated Subsidiary which is eligible to participate in a Non-423(b) Component.

(g) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee other than ordinary vacation and short-term disability absences. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(h) “Contributions” means all payroll deductions (or, where permitted by the Board or the Committee in the case of Participants in the Non-423(b) Component, contributions by means other than payroll deductions) credited to a Participant under the Plan.

(i) “Designated Subsidiary” means a Subsidiary, if any, which has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan and which is listed in Appendix A.

(j) “Employee” means any employee of the Company or any Designated Subsidiary (as determined under Code Section 3401(c) and the regulations thereunder) who is customarily employed by the Company or any Designated Subsidiary for more than (20) hours per week and more than five months in a calendar year. Notwithstanding the foregoing, any employee who is a citizen or resident of a foreign jurisdiction (without regard to whether he or she is also a citizen or resident alien of the United States) shall be excluded from coverage under the

Plan if the grant of an option under the Plan to such employee is prohibited under the laws of such jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Code Section 423. Notwithstanding the foregoing, Employees of any non-U.S. Designated Subsidiary shall be eligible to be granted rights under the Non-423(b) Component even if such Employee’s customary employment with such non-U.S. Designated Subsidiary is less than twenty (20) hours per week and/or five (5) months per calendar year on the Offering Date, to the extent deemed advisable to comply with applicable law in one or more foreign jurisdictions, as determined by the Company.

(k) “Enrollment Date” means the first business day of each Offering Period under the Plan.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” means the last business day of each Offering Period of the Plan.

(n) “Offering” means the offer for sale to eligible Employees of the Company and any Designated Subsidiary of shares of Common Stock at the price and subject to the other terms and conditions determined by the Committee in accordance with the terms of the Plan. The right to purchase shares of Common Stock pursuant to an Offering is sometimes referred to below as an option, and the commencement of an individual’s participation in an Offering is sometimes referred to as the granting of an option to such individual. One or more Offerings may be made under the Plan. Offerings may be consecutive or overlapping, and the terms of each Offering need not be identical provided the terms of the Plan and the Offering together satisfy the requirements of the Plan.

(o) “Offering Date” means, with respect to an Offering, the date on which the Company completes the corporate action constituting an offer of stock for sale to an Employee, as determined under Section 1.421-1(c) of the U.S. Treasury Regulations, but without regard to the requirement that the minimum exercise price must be fixed or determinable in order for the corporate action to be considered complete. The Offering Date with respect to an Offering will be the same as the Enrollment Date for such Offering, provided the terms of the Offering designate, as of the Enrollment Date, a maximum number of shares of Common Stock or a formula for establishing the maximum number of shares of Common Stock that may be purchased by each Employee during the Offering. Unless the Committee specifies otherwise with respect to an Offering, the maximum number of shares of Common Stock that may be purchased by each Employee during an Offering shall be two thousand five hundred (2,500) shares, subject to the limitation described in Section 5(c) below. If the terms of an Offering do not designate, as of the Enrollment Date, a maximum number of shares of Common Stock or a formula for establishing the maximum number of shares of Common Stock that may be purchased by each Employee during the Offering, the Offering Date will be the same as the Exercise Date.

(p) “Offering Period” means a period of up to twenty-seven (27) calendar months commencing on the Enrollment Date during which an Offering is made. The length of an Offering Period with respect to a particular Offering under the Plan shall be determined by the Committee in its discretion.

(q) “Participant” means any Employee who is eligible to participate in an Offering pursuant to Section 3, who has delivered a Subscription Agreement to the Company with respect to such Offering, whose Continuous Status as an Employee has not terminated prior to the Exercise Date with respect to such Offering and who has not withdrawn pursuant to Section 10 hereof with respect to such Offering.

(r) “Participation Termination Notice” has the meaning given thereto in Section 10 hereof.

(s) “Plan” means this Employee Stock Purchase Plan.

(t) “Plan Account” means, with respect to each Participant, an account established or utilized by the Service Provider to record the purchase of shares from Contributions made by such Participant under the Plan.

(u) “Service Provider” means the provider of recordkeeping and administrative services selected by the Company, from time to time, to recordkeep and administer the Plan for the Participants under the Plan.

(v) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

3. Eligibility.

(a) With respect to any Offering under the Plan, any Employee whose Continuous Status as an Employee has been uninterrupted for the six (6)-month period immediately prior to the Enrollment Date with respect to such Offering shall be eligible to participate in such Offering, subject to the requirements of Section 5(a). An otherwise eligible Employee who has acquired less than six (6) months of uninterrupted Continuous Status as an Employee as of any Enrollment Date shall not be eligible to participate until the start of the next available Offering, even if such person should acquire six (6) months of uninterrupted Continuous Status as an Employee during the course of the current Offering. Notwithstanding the foregoing sentence, Employees of any Designated Subsidiary shall be eligible to be granted rights under the Non-423(b) Component even if such Employee’s uninterrupted Continuous Status as an Employee on the Offering Date is less than six (6) months, to the extent deemed advisable to comply with applicable law in one or more foreign jurisdictions, as determined by the Company.

(b) Notwithstanding Section 3(a) or any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan to the extent that immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company.

(c) Notwithstanding Section 3(a) or any provision of the Plan to the contrary, the Committee may by resolution exclude from participation in the Plan, or from participation in an Offering Period, Employees who are “highly compensated employees” within the meaning of Section 414(q) of the Code, or only such Employees who are “highly compensated employees” and who also meet one or more of the characteristics specified in Section 1.423-2(e)(2)(ii) of the U.S. Treasury Regulations, as determined by the Committee in its discretion.

4. Offering Periods; Terms Relating to Offerings.

(a) The Plan shall be implemented by a series of consecutive Offering Periods. Unless otherwise determined by the Committee, each Offering Period shall be for a period of three (3) consecutive months and shall commence on the first day of each calendar quarter. The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future Offerings and shall use its reasonable efforts to announce such change at least fifteen (15) calendar days prior to the scheduled Enrollment Date of the first Offering Period to be affected. The Plan shall continue until terminated in accordance with Section 23 below.

(b) The Committee shall set the terms and conditions of the Offering with respect to each Offering Period, consistent with the terms of the Plan. The terms and conditions of each Offering shall be communicated to the Employees eligible to participate in the Offering at least fifteen (15) calendar days in advance of the Enrollment Date with respect to the Offering. With respect to any Offering, options may be granted under the Offering only to eligible Employees and only to purchase Common Stock. With respect to any Offering, if any eligible Employee of the Company is granted an option under the Offering, then all eligible Employees of the Company shall be granted options under the same Offering, and if any eligible Employee of a Designated Subsidiary is granted an option under the Offering, then all eligible Employees of such Designated Subsidiary shall be granted options under the same Offering. Except as otherwise specifically permitted under Section 1.423-2(f) of the U.S. Treasury Regulations and the Plan, all Employees granted options under any Offering shall have the same rights and privileges, and the provisions applying to any one option under an Offering (including without limitation the provisions relating to the method of payment for the Common Stock and the determination of the applicable exercise price) shall be the same as the provisions which apply to any other option granted under the same Offering. The Committee shall have the authority to designate which Subsidiaries shall be eligible to participate in the Plan and whether such Subsidiaries shall participate in the Section 423(b) Component or the Non-423(b) Component of the Plan, provided that only U.S. Subsidiaries may participate in the Section 423(b) Component of the Plan. The Committee shall have the authority to adopt rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside the United States. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures or sub-plans, which for purposes of the Non-423(b) Component may be outside the scope of Section 423 of the Code, regarding, but not limited to, eligibility to participate, the definition of Compensation (as defined in Section 2(f)), handling of payroll deductions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of stock certificates, all of which may vary with local requirements.

5. Participation.

(a) An Employee who is eligible to participate in the Plan pursuant to Section 3 hereof may become a Participant by completing a subscription agreement in the form provided by the Company (a “Subscription Agreement”) and filing it with the appropriate representative of the Company or the Designated Subsidiary that employs such Employee in accordance with the terms of the Subscription Agreement not later than fifteen (15) calendar days prior to any Enrollment Date, unless a later time for filing Subscription Agreements is established by the Committee for all eligible Employees with respect to a given Offering. Each Subscription Agreement shall authorize the payroll deductions to be made by the Company (if the Company is the Employee’s employer) or Designated Subsidiary (if the Designated Subsidiary is the Employee’s employer) from the Employee’s Compensation as Contributions to the Plan as provided in Section 6(a). To the extent required by local law, the Board or the Committee, in its discretion, may permit Employees to contribute to the Plan by means other than payroll deductions, provided that Contributions other than payroll deductions will be permissible only for Employees participating in the Non-423(b) Component. Each Subscription Agreement shall constitute the Employee’s election to participate in the Plan for the current and all subsequent Offering Periods until such time as (i) the Company has received Participation Termination Notice from such Employee pursuant to Section 10, (ii) a new Subscription Agreement designating a different level of participation is delivered to the Company by such Employee or (iii) the termination of such Employee’s Continuous Status as an Employee.

(b) Payroll deductions (or, where permitted by the Board or the Committee in the case of Participants in the Non-423(b) Component, Contributions by means other than payroll deductions) with respect to each Participant shall commence on the first payday following the first Enrollment Date following the Company’s receipt of the applicable Subscription Agreement and shall end on the last payday on or prior to the termination of such Participant’s Continuous Status as an Employee, unless sooner terminated by the Participant as provided in Section 10. To the extent that the Participant elects to have a percentage of his or her Compensation deducted, payroll deductions shall automatically be increased or decreased to reflect changes in Compensation during such Offering Period, but a Participant shall not otherwise be entitled to increase or decrease his or her contribution rate during an Offering Period.

The Contributions made for each Participant shall be credited to the Participant pursuant to the Plan and shall be deposited with the general funds of the Company, unless otherwise required by applicable law of any foreign jurisdiction in which the Non-423(b) Component is administered.

(c) Notwithstanding the foregoing or any other provision of the Plan to the contrary, no Employee shall be granted an option under the Plan to the extent that such Employee’s right to purchase stock under all employee stock purchase plans of the Company and any Subsidiary of Company, including this Plan, accrues at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock for any calendar year in which such option would be outstanding at any time. For purposes of this limit, the Fair Market Value of the stock shall equal the closing price of the stock as determined from the New York Stock Exchange Consolidated Tape on the Offering Date on which the option is granted. To the extent necessary to comply with the preceding sentence, the Committee may reduce or stop a Participant’s Contributions at any time during an Offering Period. The Participant’s Contributions shall recommence at the rate provided in such Participant’s Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated earlier as provided in Section 10 hereof.

6. Method of Payment of Contributions.

(a) The Participant shall elect to have payroll deductions made on each payday during the Offering Period either (1) in a whole percentage amount of between one percent (1%) and not more than ten percent (10%) of such Participant’s Compensation on each such payday or (2) in a whole dollar amount (that shall be not less than $15.00 and not more $1,000.00) of such Participant’s Compensation on each such payday. The Committee may from time to time establish such other minimum and/or maximum payroll deduction amounts before an Offering Period begins and shall use its reasonable efforts to announce such change at least fifteen (15) calendar days prior to the scheduled Enrollment Date of the first Offering Period to be affected. All payroll deductions made with respect to a Participant shall be credited to the Participant pursuant to the Plan. A Participant may not make any additional payments outside of payroll deductions for purposes of participation in the Plan, unless such Participant is participating in the Non-423(b) Component and the Committee has approved such Contributions. Participants in the Non-423(b) Component that are permitted by the Committee to make Contributions by means other than payroll deduction, shall make the Contribution on each payday during the Offering Period in accordance with the limitations set forth by the Committee in its approval, which shall be credited to such Participant pursuant to the Plan. If the aggregate Contributions made by any Participant during an Offering Period are not sufficient to acquire one share of Common Stock in accordance with the provisions of the Plan, then such Contributions shall be refunded to the Participant as provided in Section 8.

(b) A Participant may discontinue his or her participation in an Offering as provided in Section 10. A Participant may increase or decrease the rate of his or her Contributions for future Offerings by completing and filing with the Company a new Subscription Agreement no later than fifteen (15) calendar days prior to the Enrollment Date for the Offering for which such change will become effective. Subject to the prior sentence, the change in rate shall be effective as of the first pay period ending in the first new Offering Period following the date of filing of the new Subscription Agreement.

7. Grant of Option. On the Enrollment Date with respect to each Offering, each Participant in such Offering shall be granted an option to purchase on the Exercise Date with respect to such Offering a number of shares of Common Stock determined by dividing such Participant’s Contributions accumulated during the Offering Period prior to such Exercise Date and not withdrawn pursuant to Section 10 hereof as of the Exercise Date by the applicable option exercise price for the Offering, as determined by the Committee. Unless otherwise determined by the Committee, the applicable option exercise price for each Offering shall be eighty-five percent (85%) of the closing price of the Common Stock as determined from the New York Stock Exchange Consolidated Tape on the Offering Date or the Exercise Date for that Offering, whichever is lower, or, if there were no sales of Common Stock on one or both of such dates, on the nearest date prior to either such date on which such closing price was recorded. The Committee shall have the power to change the option exercise price with respect to any Offering and shall use its reasonable efforts to announce such change at least fifteen (15) calendar days prior to the scheduled Enrollment Date of the first Offering Period to be affected. Notwithstanding the foregoing, the applicable option exercise price with respect to any Offering shall not be less than eighty-five percent (85%) of the closing price of the Common Stock as determined from the New York Stock Exchange Consolidated Tape on the Offering Date (if different than the Exercise Date) or the Exercise Date for that Offering, whichever is lower, or, if there were no sales of Common Stock on one or both of such dates, on the nearest date prior to either such date on which such closing price was recorded.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, a Participant’s Continuous Status as an Employee is terminated prior to the Exercise Date pursuant to Section 10, or the Participant’s Contributions during the Offering Period were insufficient to purchase at least one whole share of Common Stock, each Participant’s option for the purchase of shares for a particular Offering will be exercised automatically on the Exercise Date of the Offering Period with respect to such Offering and the maximum number of whole and fractional shares subject to the option will be purchased for the Participant at the applicable exercise price described in Section 7 with the Participant’s Contributions during such Offering Period. The shares of Common Stock purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant’s Plan Account on the Exercise Date. Any Contribution amounts not applied to the purchase of Common Stock pursuant to this Section 8 due to the Participant’s Contribution amount being insufficient to purchase at least one whole share of Common Stock, shall be refunded on or promptly after the applicable Exercise Date. Participants will have no interest (including any interest in any ordinary or special dividends) or voting right in shares of Common Stock that are subject to any option until such option has been exercised.

(b) As promptly as reasonably practicable following each Exercise Date, the Company shall cause the shares purchased by each Participant to be credited to such Participant’s Plan Account. The Company will deliver to the Service Provider or its nominee appropriate documentation or other evidence representing all of the full and fractional shares that are to be allocated to each Participant’s Plan Account. New fractional shares shall be added to fractional shares previously allocated to the Participant’s Plan Account to form new whole shares. Upon termination of the Plan, the Service Provider shall redeliver to the Company all shares (including fractional shares) of Common Stock and any other assets that have not been allocated to Participants’ Plan Accounts. The whole shares of Common Stock in each Participant’s Plan Account shall be voted in accordance with the Participant’s signed proxy instructions duly delivered by mail or otherwise, in accordance with the rules applicable to stock listed on the New York Stock Exchange.

9. Transfer. Upon the written request of a Participant delivered to the Service Provider to electronically transfer any number of shares held in the Plan Account by the Participant at the time of such notice, the Service Provider will either (i) cause that number of shares (including fractional shares) to be transferred electronically to the brokerage account designated by the Participant, or (ii) cause the number of whole shares that the Participant has requested to be transferred to be transferred electronically to a brokerage account designated by the Participant and pay to the Participant in cash an amount equal to the value of any fractional shares Participant has requested to be transferred.

10. Withdrawal; Termination of Employment.

(a) A Participant may cease participation in any Offering by withdrawing all but not less than all the Contributions credited to such Participant under the Plan, which have not been applied to the purchase of Common Stock, prior to the Exercise Date of the Offering Period, by giving written notice to the Company (a “Participation Termination Notice”) not less than twenty (20) calendar days prior to the Exercise Date of the Offering Period. Any Participation Termination Notice delivered subsequent to the twentieth calendar day prior to any Exercise Date shall not be effective during the Offering Period during which it was delivered, but will be effective as of the first day of the immediately succeeding Offering Period. Upon the effectiveness of a Participant’s Participation Termination Notice, all of the Participant’s Contributions, which have not been applied to the purchase of Common Stock will be paid to the Participant, without interest, on the last pay period of the Offering Period, provided a Participant Termination Notice was delivered not less than twenty (20) calendar days prior to the Exercise Date of the Offering Period, and his or her outstanding option will automatically terminate. An Employee who terminates his or her participation in an Offering will not be again eligible to participate until the Enrollment Date for the first Offering Period following the expiration of the Offering Period during which the Participant’s Participation Termination Notice becomes effective.

(b) Upon termination of a Participant’s Continuous Status as an Employee prior to the Exercise Date of the then current Offering Period for any reason, including retirement or death, such Participant’s Contributions which have not been applied to the purchase of Common Stock will be returned to him or her or, in the case of his or her death, to the executor or administrator of the estate of the Participant, without interest, and his or her outstanding option and future participation in the Plan will automatically terminate.

(c) Other than as set forth in Section 10(a), a Participant’s withdrawal from an Offering under the Plan, whether voluntary or involuntary, will not affect his or her eligibility to participate in any Offering under the Plan in the future should he or she again qualify for participation in the Offering or in any offering under a similar plan which may hereafter be adopted by the Company.

11. Interest. No interest shall accrue on the Contributions of a Participant in the Plan, except to the extent required by the laws of any applicable jurisdiction.

12. Dividends. Each Plan Account shall be established with the following default dividend policy. Cash dividends, if any, paid with respect to the Common Stock held in a Participant’s Plan Account will be paid in cash unless the Participant directs the Service Provider otherwise in accordance with administrative procedures established by the Service Provider. The Committee shall have the right at any time or from time to time, upon written notice to the Service Provider, to change this default policy; provided that the Service Provider is technically capable to accommodate such new default dividend policy. Dividends paid with respect to shares of Common Stock in a form other than cash shall be credited to each Participant’s Plan Account as promptly as reasonably practicable following the dividend record date, and the Company shall deliver appropriate documentation to the Service Provider representing the shares of Common Stock or other property creditable with respect to any such dividend.

13. Stock. The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 1,050,000 shares plus the number of shares reserved but unissued under the Company’s 2009 Employee Stock Purchase Plan upon its termination effective as of June 30, 2016 (subject to approval by the Company’s stockholders of this Plan). The number of shares reserved under this Plan shall be subject to adjustment upon changes in capitalization of the Company as provided in Section 19. Such shares shall be reserved from the Company’s authorized but unissued shares and/or treasury shares that are not otherwise reserved for issuance under any other plan or with respect to any convertible security. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7 hereof on the Enrollment Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Participant affected thereby and shall reduce or cease future withholdings and Contributions under the Plan, if necessary. Only the number of shares that are issued pursuant to exercised options shall reduce the number of shares available under the Plan. Shares that become subject to options which are later terminated shall again be available under the Plan. Any or all of such shares may be sold pursuant to grants made under the Section 423(b) Component or the Non-423(b) Component.

14. Administration.

(a) Except as otherwise determined by the Board, the Committee shall administer the Plan. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan and the determinations of the Board, to administer the Plan and to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to determine, from time to time, eligible Employees; to interpret and construe the Plan and the provisions of the Subscription Agreements; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Offerings and Subscription Agreements and to cancel or suspend the participation of any Employee or group of Employees, and to make all other determinations deemed necessary or advisable for the administration of the Plan. To the extent permitted by applicable law, the Committee in its discretion may delegate any or all of its powers under the Plan to one or more officers or employees of the Company. The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

(b) Except to the extent otherwise determined by the Board, all decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including, without limitation, the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

(c) No member of the Board or of the Committee shall be liable for any action or determination made in good faith, and the members of the Board or of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation, or any applicable agreement, as each may be amended from time to time.

15. Designation of Beneficiary.

(a) A Participant may elect the designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s Plan Account in the event of such Participant’s death with the Service Provider. Participants in the Non-423(b) Component shall not be permitted to designate a beneficiary, and shares of Common Stock and cash, if any, in the Participant’s Plan Account shall be distributed to the Participant’s estate.

(b) In the event of the death of a Participant and in the absence of a beneficiary validly designated for the Plan Account, the Service Provider shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant.

16. Transferability. Neither a Participant’s Contributions nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10. No Contribution made under this Plan or amount representing a Participant’s Plan Account balance shall be subject to execution, attachment or process. A Participant’s option to purchase shares of Common Stock under the Plan may be exercised during the Participant’s lifetime only by the Participant.

17. Use of Funds. The Participants’ rights with respect to such Participant’s Contributions under the Plan shall be those of general creditors of the Company or of the applicable Designated Subsidiary. All Contributions received or held by the Company or a Designated Subsidiary under the Plan may be used for any corporate purpose, and the Company or Designated Subsidiary, as applicable, shall not be obligated to segregate such Contributions.

18. Reports and Fees of Plan Accounts. Plan Accounts will be maintained for each Participant. Statements of account will be given to Participants promptly following each Exercise Date, which statements will set forth the total amount of such Participant’s Contributions during the most recently completed Offering Period, the per share purchase price and the number of shares purchased on the most recent Exercise Date, and the total number of shares and fractional shares represented by such Participant’s Plan Account. The Company shall pay the annual and any extraordinary maintenance fees for each Plan Account. The Participant will be responsible for paying all transaction fees not paid by the Company pursuant to the preceding sentence.

19. Adjustments Upon Changes in Capitalization.

(a) The number of shares of Common Stock covered by each unexercised option under the Plan and the number of shares of Common Stock which have been authorized for issuance under the Plan but which have not yet been issued and are not subject of an unexercised option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan for which the exercise price has been determined but which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) In the event of the proposed dissolution or liquidation of the Company, the then current Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall use its reasonable efforts to notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section 19, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock).

20. Amendment or Termination.

(a) The Committee may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that no amendments to the Plan which require stockholder approval under applicable law, rule, regulation or stock exchange listing requirement shall become effective unless the same shall be approved by the requisite vote of the Company’s stockholders.

The Committee or the Board may make any modification or amendment to the Plan that it deems necessary or advisable in order to implement the Plan in a manner consistent with any law or regulation applicable to the Company or any Designated Subsidiary. The Committee shall inform all Participants and Employees eligible to participate in the Plan, who would be affected thereby, of any such modification or amendment. Except as provided in Section 19, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any Participant, except as necessary to comply with any laws or governmental regulations or to ensure that the Section 423(b) Component and/or rights granted under the Section 423(b) Component comply with the requirements of Section 423 of the Code.

(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amounts withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable and consistent with the Plan.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) If the issuance of any shares of Common Stock pursuant to the Plan is not so registered under the Securities Act, certificates for such shares shall bear a legend reciting the fact that such shares may only be transferred pursuant to an effective registration statement under the Securities Act or an opinion of counsel to the Company that such registration is not required. The Company may also issue “stop transfer” instructions with respect to such shares while they are subject to such restrictions.

(c) The Company shall use its reasonable efforts to have the shares issued under the Plan listed on each securities exchange on which the Common Stock is then listed as promptly as possible. The Company shall not be obligated to issue or sell any shares under the Plan until they have been listed on each securities exchange on which the Common Stock is then listed.

(d) The Company will promptly file with the Securities and Exchange Commission a registration statement on Form S-8 covering the issuance of the shares of Common Stock pursuant to this Plan, cause such registration statement to become effective, and keep such registration statement effective for the period that this Plan is in effect.

23. Term of Plan. The Plan became effective upon its approval by the stockholders of the Company on May 5, 2016. The Plan shall continue in effect until the earliest to occur of (i) purchase of all shares of Common Stock subject to the Plan, (ii) May 5, 2031, and (iii) the date the Plan is terminated pursuant to Section 20.

24. No Employment Rights. Nothing in the Plan (or in any Subscription Agreement or other document related to this Plan) will confer upon any Employee or Participant any right to continue in the employ or other service of the Company or any Subsidiary, constitute any contract or agreement of employment or other service or effect an Employee’s status as an Employee at will, nor shall interfere in any way with the right of the Company or any Subsidiary to change such person’s compensation or other benefits or to terminate his or her employment or other service, with or without cause. Nothing contained in this Section 24, however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract other than a Subscription Agreement.

25. No Right to Assets of the Company. No Participant or other person will have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Company or any Subsidiary by reason of any option granted hereunder. Neither the provisions of the Plan (or of any Subscription Agreement or other document related to the Plan), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Subsidiary and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

26. Governing Law. To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

27. Savings Clause. This Plan is intended to comply in all aspects with applicable laws and regulations. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and any invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

28. Taxes. Regardless of any action the Company and/or the Participant’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility. The Company makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including the grant of rights to purchase Common Stock of the Company, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends. If required by applicable law, the Company reserves the right to withhold all applicable Tax-Related Items from any wages or other cash compensation paid to the Participant by the Company and/or the Employer. Alternatively, or in addition to the foregoing, the Company, at its discretion, may satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding otherwise deliverable shares of Common Stock; or (ii) withholding from the proceeds of the sale of shares of Common Stock acquired at purchase either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization). The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

29. Section 409A of the Code. The Section 423(b) Component is exempt from the application of Section 409A of the Code. The Non-423(b) Component is intended to be exempt from Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent an option to purchase shares of Common Stock or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the option to purchase shares of Common Stock shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee with respect thereto.

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